EXHIBIT 7

                         TAX SHARING JOINDER AGREEMENT

            Agreement dated as of April 6, 1999 among Security Capital Corporation, a Delaware corporation ("SCC"), Primrose Holdings, Inc., a Delaware corporation ("Holdings"), The Jewel I, Inc. d/b/a Primrose Country Day School ("Jewel"), Primrose School Franchising Company ("Primrose") and Metrocorp Properties, Inc. ("Metrocorp").

            WHEREAS, as of the date of this Agreement, SCC directly owns 98% of the outstanding shares of stock of Holdings and Holdings directly owns 100% of Jewel, Primrose and Metrocorp;

            WHEREAS, each directly or indirectly owned subsidiary of SCC that is or that becomes eligible as an "includible corporation" to join in the consolidated federal income tax return of SCC under Section 1501 of the Internal Revenue Code of 1986 (the "Code"), as amended, by virtue of being a member of an "affiliated group" (the "Group") of which SCC is the "common parent," as those terms are defined in Section 1504 of the Code, consents or may consent to the filing of such a return;

            WHEREAS, SCC is a party to a Consolidated Income Tax Sharing Agreement dated May 17, 1996 (the "Tax Sharing Agreement") between SCC and P.H. Holdings, Inc., a Delaware corporation, and Possible Dreams Ltd., a Delaware corporation, which provides for the proper allocation of federal income tax liability of such parties, all of which are members of the Group, among themselves;

            WHEREAS, Pumpkin Masters Holdings, Inc., a Delaware corporation ("Holdings") and Pumpkin Ltd., a Delaware corporation ("Pumpkin") became parties to the Tax Sharing Agreement pursuant to a Joinder Agreement dated as of June 27, 1997 between SCC, Holdings and Pumpkin;

            WHEREAS, the Tax Sharing Agreement provides that, upon the joint consent of SCC and any corporation that becomes a directly or indirectly owned subsidiary of the Company, such corporation may become a party to the Tax Sharing Agreement;

            NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

            1. JOINDER. SCC consents to each of Holdings, Jewel, Primrose and Metrocorp being bound by and becoming a party to, and each of Holdings, Jewel, Primrose and Metrocorp agrees to be bound by and become a party to, the terms and principles of the Tax Sharing Agreement, and each party to this Agreement shall use its best efforts to effectuate such intention.

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            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                              SECURITY CAPITAL CORPORATION


                              By: /S/ A. GEORGE GEBAUER
                                Name: A. George Gebauer
                                Title: President


                              PRIMROSE HOLDINGS, INC.


                              By: /S/ CALVIN NEIDER
                                Name: Calvin Neider
                                Title: President


                              THE JEWEL I, INC.


                              By:/S/ CALVIN NEIDER
                                Name:Calvin Neider
                                Title:President


                              PRIMROSE SCHOOL FRANCHISING COMPANY


                              By:/S/ CALVIN NEIDER
                                Name:Calvin Neider
                                Title: President


                              METROCORP PROPERTIES, INC.


                              By: /S/ CALVIN NEIDER
                                Name: Calvin Neider
                                Title:   President

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